Exhibit 99.1

NOT For Immediate Release

Citigroup Inc. (NYSE: C)

October 18, 2010

CITIGROUP REPORTS THIRD QUARTER 2010 NET INCOME OF $2.2 BILLION; $0.07 PER SHARE

NET INCOME UP FROM $101 MILLION OR $(0.27) PER SHARE IN THIRD QUARTER 2009(1)

THIRD QUARTER 2010 INCOME FROM CONTINUING OPERATIONS(2) OF $2.6 BILLION;
$0.08 PER SHARE

FIRST NINE MONTHS 2010 NET INCOME OF $9.3 BILLION

THIRD QUARTER 2010 REVENUES OF $20.7 BILLION AND EXPENSES OF $11.5 BILLION

TIER 1 CAPITAL RATIO OF 12.5%; TIER 1 COMMON RATIO OF 10.3%

TIER 1 COMMON OF $103.7 BILLION AND ALLOWANCE FOR LOAN LOSSES OF $43.7 BILLION

TANGIBLE BOOK VALUE PER SHARE(3) OF $4.44

CITICORP REVENUES OF $16.3 BILLION, NET INCOME OF $3.5 BILLION

CITI HOLDINGS REVENUES OF $3.9 BILLION, NET LOSS OF $1.1 BILLION

New York, October 18, 2010 — Citigroup Inc. today reported third quarter 2010 net income of $2.2 billion or $0.07 per diluted share, marking its third consecutive quarterly operating profit. Citigroup income from continuing operations, which excludes an $800 million pre-tax ($435 million after-tax) loss on the previously-announced sale of The Student Loan Corporation (“SLC”), was $2.6 billion or $0.08 per diluted share in the third quarter 2010.  In the first nine months of 2010, Citigroup earned $9.3 billion of net income and $9.6 billion of income from continuing operations.

(1)  Third quarter 2009 included a net negative impact of $0.18 per share due to Citi’s completion of its exchange offers. Pursuant to the exchange offers, Citi generally exchanged preferred stock and certain preferred securities for common stock.  The completion of the exchange offers resulted in an $851 million after-tax gain, and a $3.1 billion reduction in income available to common shareholders.  The $0.18 loss per share from the impact of the exchange offers was defined as (Gain on Extinguishment of Debt + Impact of Exchange Offers on Retained Earnings)/Average Common Shares Outstanding = ($851 million + $(3,055) million)/12.1 billion average shares = $(0.18).

(2)  Excludes a net loss from discontinued operations of $374 million, primarily related to the previously-announced sale of The Student Loan Corporation, currently expected to close in the fourth quarter 2010.

(3)  Tangible Book Value per Share is a non-GAAP financial measure.  See Appendix B for additional information on this metric.

“Achieving our third straight quarter of positive operating earnings is continued evidence that we are successfully executing our strategy and we believe we have put in place all the elements for continued profitability.  We remain completely focused on serving our clients with excellence and capturing the growth potential inherent in the core businesses within Citicorp, while reducing the size of Citi Holdings as quickly as economically practical,” said Vikram Pandit, Chief Executive Officer of Citi.

Net income was down $529 million, or 20%, from the second quarter 2010, mainly driven by the loss on the previously-announced sale of SLC, as well as Securities and Banking, which declined 17%.  Regional Consumer Banking net income of $1.2 billion increased 5% from the prior quarter, driven by Latin America and North America.  In addition, Transaction Services net income of $920 million was down 1% from the prior quarter, reflecting consistent strength in the business, despite a low rate environment, and continued investments, as growth in Latin America and Asia was offset by declines in North America and EMEA.

Third quarter 2010 revenues of $20.7 billion declined $1.3 billion, or 6%, from the second quarter 2010, primarily driven by Local Consumer Lending and Securities and Banking.  Citicorp Latin America and Asia revenues were up 7% and 1%, respectively, from the prior quarter, while North America and EMEA revenues declined 6% and 2%, respectively.

Provisions for credit losses and for benefits and claims declined $746 million sequentially to $5.9 billion, the lowest level since the second quarter of 2007,(4) reflecting continued improvement in credit quality.

Expenses of $11.5 billion decreased $346 million, or 3%, from the prior quarter.  Excluding the impact of the U.K. bonus tax in the second quarter 2010, expenses increased $58 million, or 1%, reflecting continued investment spending in Citicorp, partially offset by lower Citi Holdings expenses.

During the quarter, Citi continued to focus on growing its core businesses in Citicorp, while divesting assets in Citi Holdings in an economically rational manner.  Expressed on a pro forma basis for the previously-announced sale of SLC, Citi Holdings represented 20% of Citi’s assets at the end of the third quarter 2010, as compared to 38% in the first quarter 2008.

Citi remained one of the best capitalized banks with $125.4 billion of Tier 1 Capital and a Tier 1 Common ratio of 10.3% at the end of the third quarter 2010.  In addition, it had common equity of $162.6 billion and $43.7 billion of allowance for loan losses.

“Overall, I am very pleased with the progress we are making as our team executes our strategy.  Our unique footprint and strong presence in the emerging markets have us well aligned for the growth trends we see globally, and we continue to make investments in our franchise so we can serve our clients at the highest level all over the world,” concluded Mr. Pandit.

(4)  As previously disclosed, effective January 1, 2010, Citigroup adopted SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (SFAS 166) and SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS 167).  As a result, reported and managed basis presentations are equivalent for periods beginning January 1, 2010.  For comparison purposes throughout this release, revenues, net credit losses, and provisions for credit losses and for benefits and claims for periods prior to January 1, 2010 are presented on a managed basis.   For additional information, see Citigroup’s Third Quarter 2010 Quarterly Financial Data Supplement furnished as an exhibit to Form 8-K filed with the U.S. Securities and Exchange Commission on October 18, 2010.

KEY ITEMS:

•                  Citigroup revenues were $20.7 billion, down $1.3 billion sequentially, on lower Local Consumer Lending and Securities and Banking revenues.

•                  Citigroup expenses declined $346 million, or 3%, sequentially to $11.5 billion.  Excluding the U.K. bonus tax of $404 million in the prior quarter, expenses were up 1%, reflecting continued investments in Citicorp businesses, partially offset by expense reductions in Citi Holdings.

•                  Citigroup net credit losses declined $303 million, or 4%, sequentially to $7.7 billion, reflecting continued improvement across most consumer portfolios.  Net credit losses have declined for five consecutive quarters since reaching $11.5 billion in the second quarter 2009.

•                  Citigroup recorded a net release of reserves for loan losses and unfunded lending commitments of $2.0 billion in the third quarter 2010, compared to a $1.5 billion net reserve release in the prior quarter.  The release in the quarter consisted of $426 million in Citicorp and $1.5 billion in Citi Holdings.

•                  Citigroup’s total allowance for loan losses was $43.7 billion, or 6.73% of loans, compared to $46.2 billion, or 6.72% of loans, in the second quarter 2010.

•                  Citigroup’s allowance for consumer loan losses was $37.6 billion, down $2.0 billion from the prior quarter.  As a percentage of total consumer loans, the allowance for consumer loan losses was 8.16%, up from 7.87% in the second quarter 2010.  Coincident months of coverage on the consumer portfolio increased sequentially to 16.7 months from 15.9 months.

•                  Citigroup’s non-accrual loans were $22.4 billion, down 10% sequentially from $24.8 billion.

•                  Citigroup’s Tier 1 Capital ratio was 12.5%, compared to 11.99% in the second quarter 2010.

•                  Citigroup’s Tier 1 Common ratio was 10.3%, up from 9.71% in the prior quarter.

•                  Book Value per share was $5.60, up from $5.33 in the prior quarter.  Tangible Book Value per share was $4.44, up from $4.19 in the prior quarter.

•                  Citigroup end of period assets increased 2% sequentially to $1.98 trillion at the end of the third quarter 2010.

•                  Citi Holdings end of period assets declined $44 billion, or 9%, sequentially to $421 billion and were down $406 billion, or 49%, from the first quarter 2008.  Citi Holdings assets comprised 21% of total Citigroup assets at the end of the third quarter 2010, down from 38% in the first quarter 2008. Expressed on a pro forma basis for the previously-announced sale of SLC, Citi Holdings assets would have declined $75 billion, or 16%, from the prior quarter to $390 billion, and would have comprised 20% of total Citigroup assets at the end of the third quarter 2010.

CITIGROUP THIRD QUARTER 2010 RESULTS

REVENUES

	REVENUES
				% I/(D)	% I/(D)
(in millions of dollars)	3Q’10	2Q’10	3Q’09(a)	QoQ	YoY
CITICORP

North America	3,740	3,693	3,817	1%	(2)%
EMEA	349	376	415	(7)%	(16)%
Latin America	2,233	2,118	1,971	5%	13%
Asia	1,839	1,845	1,717	(0)%	7%
Regional Consumer Banking	8,161	8,032	7,920	2%	3%
North America	2,203	2,627	1,301	(16)%	69%
EMEA	1,733	1,762	2,202	(2)%	(21)%
Latin America	639	558	705	15%	(9)%
Asia	1,018	1,008	683	1%	49%
Securities and Banking	5,593	5,955	4,891	(6)%	14%
North America	620	636	643	(3)%	(4)%
EMEA	835	848	845	(2)%	(1)%
Latin America	384	356	337	8%	14%
Asia	696	662	632	5%	10%
Transaction Services	2,535	2,502	2,457	1%	3%

Total Citicorp	$16,289	$16,489	$15,268	(1)%	7%

CITI HOLDINGS

Brokerage and Asset Management	(8)	141	525	NM	NM
Local Consumer Lending	3,547	4,206	5,314	(16)%	(33)%
Special Asset Pool	314	572	1,363	(45)%	(77)%

Total Citi Holdings	$3,853	$4,919	$7,202	(22)%	(47)%

Corporate / Other	$596	$663	$672	(10)%	(11)%

Total Citigroup	$20,738	$22,071	$23,142	(6)%	(10)%

(a) Presented on a managed basis. See footnote 4 above.

Note: The sale of The Student Loan Corporation is reported as discontinued operations for the third quarter of 2010 only. Prior periods were not reclassified for income statement items due to the immateriality of the impact in the periods.

Citigroup revenues were $20.7 billion, down $1.3 billion, or 6%, from the second quarter 2010.

Citicorp revenues were $16.3 billion, down $200 million, or 1%, from the second quarter 2010, driven by a decline in Securities and Banking, partially offset by growth in Regional Consumer Banking and Transaction Services. Growth in Citicorp Latin America and Asia revenues, up 7% and 1%, respectively, was offset by declines in North America and EMEA, down 6% and 2%, respectively.

REVENUES (continued)

•                  Regional Consumer Banking (“RCB”) revenues were $8.2 billion, up $129 million, or 2%, sequentially, driven by Latin America and North America.  Average retail banking loans grew 2% to $112 billion and average Citi-branded cards loans increased 1% to $110 billion, both driven by Asia and Latin America.  Average deposits were up 1% to $296 billion, driven by Asia.  International investment sales declined 9% to $21.3 billion and total investment assets under management (“AUMs”) grew 7% to $125 billion, both driven primarily by Latin America.

•                  North America RCB revenues were $3.7 billion, up $47 million, or 1%, sequentially.  Retail banking revenues of $1.4 billion were up 4% sequentially, primarily driven by improved mortgage revenues, reflecting an increase in originations.  Citi-branded cards revenues of $2.4 billion were in line with the prior quarter, as the continued impact of The Credit Card Accountability Responsibility and Disclosure (CARD) Act was offset by lower write-offs of accrued interest as credit continued to improve.  Average card loans, open accounts and purchase sales were essentially even with the prior quarter.  Average retail banking loans declined 3% sequentially to $29.7 billion, reflecting a decline in mortgages as originations were sold.  Average deposits were $144.9 billion, approximately flat to the prior quarter.

•                  EMEA RCB revenues were $349 million, down $27 million, or 7%, sequentially, primarily due to a lower equity pick-up compared to the prior quarter.  Total accounts increased 2%, average loans grew 1%, and average deposits were up 2% from the prior quarter.

•                  Latin America RCB revenues were $2.2 billion, up $115 million, or 5%, sequentially, driven by higher volumes.  Average card loans increased 3%, driven by a 2% growth in accounts and a 9% increase in purchase sales, as the repositioning of the portfolio in Mexico was largely completed in the third quarter 2010 and reflecting growth in the cards portfolio in Brazil.  Average retail banking loans and deposits were up 5% and 2%, respectively, mainly driven by Mexico.  Investment sales declined 19%, as customers shifted to longer-term securities, and investment AUMs increased 10%, primarily due to growth in mutual and pension funds, mainly in Mexico.

•                  Asia RCB revenues were $1.8 billion, essentially flat to the prior quarter, as growth in business volumes was offset by spread compression.  Average cards loans grew 5%, reflecting a 7% increase in purchase sales.  Average deposits were up 4%, investment sales were up 5%, and average retail banking loans increased 4%.

•                  Securities and Banking revenues were $5.6 billion, down $362 million, or 6%, sequentially, driven by lower Lending and Fixed Income Markets revenues, partially offset by growth in Equity Markets and Investment Banking revenues.

•                  Fixed Income Markets revenues were $3.5 billion ($3.4 billion excluding CVA(5)), down 6% from $3.7 billion ($3.5 billion excluding CVA) in the prior quarter.  Declines in Credit Products and Securitized Products reflected a continued challenging market environment and limited client activity.  Rates and Currencies revenues declined, as growth in Local Markets, which includes rates and foreign exchange trading primarily in emerging markets, was more than offset by lower G10 Rates trading revenues.

(5)  See Appendix A for quarterly CVA amounts.

REVENUES (continued)

•                  Equity Markets revenues were $1.0 billion ($1.1 billion excluding CVA), an increase of 60% from $652 million ($620 million excluding CVA) in the prior quarter.  The 71% increase in revenues (excluding CVA) reflected strength in emerging markets, as well as in Derivatives, reflecting an improved trading environment in that area.

•                  Investment Banking revenues were $930 million, up $256 million, or 38%, from the prior quarter, reflecting higher client activity levels.  Debt underwriting revenues of $541 million were up 26%, driven by higher investment grade and high yield debt issuance volumes.  Equity underwriting revenues of $152 million were down 3%.  Advisory revenues of $237 million were up $149 million from the prior quarter, reflecting an increase in completed deals during the quarter.

•                  Private Bank revenues were $497 million, down $15 million, or 3%, sequentially.

•                  Lending revenues declined sharply from $522 million in the prior quarter to negative $18 million in the current quarter, primarily due to losses on credit default swap (“CDS”) hedges, compared to gains in the prior quarter.

•                  Revenues in North America and EMEA were down 16% and 2%, respectively, from the prior quarter.  North America revenues (excluding CVA) were down 10%, mainly driven by lower Fixed Income Markets revenues and losses on CDS hedges.  EMEA revenues (excluding CVA) were down 6%, reflecting challenging markets in the region.  Latin America and Asia revenues increased 15% and 1%, respectively.  Latin America revenues (excluding CVA) grew 4%, primarily due to Rates and Currencies.  Asia revenues (excluding CVA) increased 11%, mainly driven by Fixed Income Markets, Equity Markets and Equity Underwriting.

•                  Transaction Services revenues were $2.5 billion, up $33 million, or 1%, sequentially, driven by Latin America and Asia.  Average deposits and other customer liabilities of $340 billion increased 6%, with growth in every region.  Assets under custody grew 10% to $12.4 trillion, reflecting market valuations and the impact of foreign exchange in the translation of local currency results into U.S. dollars for reporting purposes.

•                  Treasury and Trade Solutions revenues of $1.8 billion were up 2%, driven by growth in deposits and higher trade and commercial cards revenues, partially offset by spread compression.

•                  Securities and Fund Services (“SFS”) revenues of $689 million were down 1%, reflecting a seasonally higher second quarter.

•                  North America revenues declined 3%, mainly due to spread compression.  EMEA revenues were down 2%, reflecting a seasonally higher second quarter in SFS.  Latin America and Asia revenues were up 8% and 5%, respectively, mainly due to higher business volumes.

Citi Holdings revenues were $3.9 billion, down $1.1 billion, or 22%, from the prior quarter.

•                  Local Consumer Lending revenues were $3.5 billion, down $659 million, or 16%, sequentially, driven by losses on asset sales and a continued decline in balances.  Average loans declined $53 billion, or 18%, to $248 billion, driven by the reclassification of student loans to held-for-sale in connection with the announced sale of SLC, and lower residential real estate and Retail Partner cards loans. Revenues also reflected an addition of $322 million of mortgage repurchase reserves related to North America residential real estate, compared to $347 million in the prior quarter.

REVENUES (continued)

•                  Special Asset Pool revenues of $314 million declined $258 million, or 45%, sequentially, driven by lower gains in sub-prime related direct exposures and lower credit accretion, partially offset by gains in Auction Rates Securities and lower losses on Alt-A mortgages and SIVs (see Appendix A).

•                  Brokerage and Asset Management revenues were negative $8 million, compared to positive $141 million in the second quarter 2010.  The decline in revenues was mainly due to mark-downs on private equity investments.

Corporate/Other revenues were $596 million, down $67 million, or 10%, from the prior quarter, reflecting losses on hedging activities and gains on sale of AFS securities.

EXPENSES

Citigroup expenses were $11.5 billion, down $346 million, or 3%, from the prior quarter.  Excluding the U.K. bonus tax of $404 million in the prior quarter, expenses were up 1%, reflecting continued investments in Citicorp businesses, partially offset by expense reductions in Citi Holdings.

Citicorp expenses were $8.9 billion, down $207 million, or 2%, from the prior quarter.  Excluding the U.K. bonus tax in the prior quarter, expenses increased 2%, reflecting continued investment spending.

Citi Holdings expenses were $2.2 billion, down $215 million, or 9%, from the prior quarter, mainly driven by Local Consumer Lending, reflecting lower restructuring costs and declining assets.

CREDIT

	CREDIT
				I/(D)	I/(D)
(in millions of dollars)	3Q’10	2Q’10	3Q’09(a)	QoQ $	YoY $
Net Credit Losses
North America	1,971	2,126	2,155	(155)	(184)
EMEA	65	85	139	(20)	(74)
Latin America	450	457	657	(7)	(207)
Asia	245	254	367	(9)	(122)
Total Net Credit Losses	2,731	2,922	3,318	(191)	(587)

Loan Loss Reserves
North America	40	(9)	54	49	(14)
EMEA	(51)	(50)	67	(1)	(118)
Latin America	(300)	(241)	141	(59)	(441)
Asia	(92)	(112)	94	20	(186)
Total Loan Loss Reserves(b)	(403)	(412)	356	9	(759)
Regional Consumer Banking	2,328	2,510	3,674	(182)	(1,346)

Net Credit Losses	289	43	292	246	(3)
Loan Loss Reserves(b)	(23)	(253)	166	230	(189)
Institutional Clients Group	266	(210)	458	476	(192)
CITICORP
Net Credit Losses	3,020	2,965	3,610	55	(590)
Loan Loss Reserves(b)	(426)	(665)	522	239	(948)
Total Citicorp	$2,594	$2,300	$4,132	$294	$(1,538)
Net Credit Losses	2	1	1	1	1
Loan Loss Reserves(b)	(4)	(9)	(11)	5	7
Brokerage and Asset Management	(2)	(8)	(10)	6	8
Net Credit Losses	3,949	4,535	6,049	(586)	(2,100)
Loan Loss Reserves	(953)	(421)	577	(532)	(1,530)
Local Consumer Lending	2,996	4,114	6,626	(1,118)	(3,630)
Net Credit Losses	689	462	1,321	227	(632)
Loan Loss Reserves(b)	(584)	(415)	(285)	(169)	(299)
Special Asset Pool	105	47	1,036	58	(931)
CITI HOLDINGS
Net Credit Losses	4,640	4,998	7,371	(358)	(2,731)
Loan Loss Reserves(b)	(1,541)	(845)	281	(696)	(1,822)
Total Citi Holdings	$3,099	$4,153	$7,652	$(1,054)	$(4,553)
Corporate / Other	—	(1)	—	1	—
CITIGROUP
Net Credit Losses	7,659	7,962	10,982	(303)	(3,323)
Loan Loss Reserves(b)	(1,967)	(1,510)	802	(457)	(2,769)
Policyholder Benefits and Claims	227	213	324	14	(97)
Total Citigroup	$5,919	$6,665	$12,108	$(746)	$(6,189)

(a) Presented on a managed basis. See footnote 4 above.

(b) Includes provision for unfunded lending commitments.

CREDIT (continued)

Citigroup total provisions for credit losses and for benefits and claims of $5.9 billion declined $746 million, or 11%, sequentially, to the lowest level since the second quarter of 2007.

•                  Net credit losses of $7.7 billion were down $303 million sequentially, or 4%, marking the fifth consecutive quarter of decline.  Consumer net credit losses declined $753 million, or 10%, to $6.7 billion, driven by North America, particularly Retail Partner cards, Citi-branded cards and residential real estate lending.  Corporate net credit losses increased $450 million, or 95%, to $922 million, mainly due to a restructuring of a specific corporate credit in North America and higher costs of loan sales.

•                  The net release of allowance for loan losses and unfunded lending commitments was $2.0 billion, compared to $1.5 billion in the prior quarter.  The net reserve release in the current quarter consisted of $1.4 billion for consumer loans and $575 million for corporate loans and unfunded lending commitments.

•                  The net consumer reserve release was mainly driven by Retail Partner cards in Citi Holdings, and the international Regional Consumer Banking businesses in Citicorp.  The $1.4 billion net reserve release compared to a net release of $827 million in the prior quarter.

•                  The net corporate reserve release reflected the release of reserves that had been previously established for specific loans and offset charge-offs taken in the current quarter, as well as releases for the overall portfolio, as corporate credit trends continued to improve.  The $575 million net reserve release compared to a net release of $683 million in the prior quarter.

•                  Citigroup’s total allowance for loan losses was $43.7 billion at quarter-end, or 6.73% of total loans, down from $46.2 billion, or 6.72%, in the prior quarter.

•                  The consumer allowance for loan losses was $37.6 billion at quarter-end, down $2.0 billion from the prior quarter.  As a percent of total consumer loans, the allowance for consumer loan losses was 8.16%, up from 7.87% in the second quarter 2010.  Coincident months of coverage on the consumer portfolio increased sequentially from 15.9 to 16.7 months.

Citicorp credit costs were $2.6 billion, and included net credit losses of $3.0 billion and a $426 million net release of allowance for loan losses and unfunded lending commitments.  Net credit losses increased $55 million, or 2%, primarily due to a restructuring of a specific corporate credit, partially offset by a $191 million decline in consumer net credit losses.  Underlying credit trends in the corporate and consumer portfolios generally continued to improve.

•                  North America RCB net credit losses were $2.0 billion, down $155 million, or 7%, driven by an improvement in Citi-branded cards.  Loans 30-89 and 90+ days past due in Citi-branded cards declined 8% and 15%, respectively, and net credit losses were down $166 million, or 8%, to $1.9 billion.  The $40 million net loan loss reserve build in the current quarter was entirely attributable to retail banking and compared to a $9 million net release in the prior quarter.

•                  EMEA RCB net credit losses were $65 million, down $20 million, or 24%, sequentially.  The $51 million net loan loss reserve release in the current quarter was essentially even with the prior quarter and reflected continued improvement in credit trends.

CREDIT (continued)

•                  Latin America RCB net credit losses were $450 million, down $7 million, or 2%, sequentially, driven by continued improvement in Mexico cards, partially offset by higher net credit losses in retail banking, primarily in local commercial banking.  The $300 million net loan loss reserve release in the current quarter was $59 million higher than the release in the prior quarter.

•                  Asia RCB net credit losses were $245 million, down $9 million, or 4%, sequentially, driven by continued improvement in India cards.  The $92 million net loan loss reserve release in the current quarter was $20 million lower than the release in the prior quarter.

•                  Securities and Banking net credit losses were $288 million, up $246 million sequentially, mainly due to a restructuring of a specific corporate credit in North America.  The $7 million net release of allowance for loan losses and unfunded lending commitments in the current quarter was $211 million lower than the release in the prior quarter.  The net reserve release reflected continued improvement in the corporate credit portfolio, partially offset by builds for specific counterparties.

•                  Transaction Services net credit losses were $1 million, flat compared to the prior quarter.  The $16 million net loan loss reserve release in the current quarter was $19 million lower than the release in the prior quarter.

Citi Holdings credit costs were $3.3 billion, which included $4.6 billion of net credit losses, a net release of allowance for loan losses and unfunded lending commitments of $1.5 billion, and a $189 million provision for policyholder benefits and claims.  Net credit losses declined $358 million, or 7%, sequentially, and the net reserve release compared to a $845 million net release in the prior quarter.

•                  Net credit losses in Local Consumer Lending declined $586 million, or 13%, sequentially to $3.9 billion, mainly driven by Retail Partner cards and North America residential real estate.

•                  Net credit losses in Retail Partner Cards were $1.5 billion, down $270 million, or 15%, sequentially, reflecting lower balances and loss mitigation efforts.  Loans 30-89 and 90+ days past due were down 8% and 13%, respectively, compared to the prior quarter.

•                  Net credit losses in North America residential real estate lending were $1.4 billion, down $162 million, or 11%, reflecting a continued decline in delinquencies. Loans 30-89 days past due were essentially even with the prior quarter.  Loans 90+ days past due were down $1.1 billion, or 12%, primarily driven by asset sales of first mortgages and modification programs.

•                  The net loan loss reserve release in Local Consumer Lending was $953 million, compared to a $421 million net release in the prior quarter.  The net reserve release was mainly attributable to Retail Partner cards, reflecting continued improvement in credit trends and a decline in loan balances.

•                  Special Asset Pool had net credit losses of $689 million, up $227 million, or 49%, from the prior quarter, mainly due to loan sales as well as losses from loans to specific counterparties for which reserves had previously been established and were then released in the current quarter.  The net release of allowance for loan losses and unfunded lending commitments of $584 million also reflected continued improvement in credit trends in the corporate loan portfolio.

TAXES

The effective tax rate on continuing operations was 21%, versus 23% in the prior quarter, reflecting taxable earnings in lower tax rate jurisdictions, as well as tax advantaged earnings.

NET INCOME

	NET INCOME
				% I/(D)	%I/(D)
(in millions of dollars, except per share amounts)	3Q’10	2Q’10	3Q’09	QoQ	YoY
CITICORP
Regional Consumer Banking	1,236	1,177	702	5%	76%
Securities and Banking	1,378	1,670	829	(17)%	66%
Transaction Services	920	929	934	(1)%	(1)%
Total Citicorp	$3,534	$3,776	$2,465	(6)%	43%
CITI HOLDINGS
Brokerage and Asset Management	(153)	(95)	74	(61)%	NM
Local Consumer Lending	(827)	(1,237)	(2,155)	33%	62%
Special Asset Pool	(154)	127	38	NM	NM
Total Citi Holdings	$(1,134)	$(1,205)	$(2,043)	6%	44%
Corporate / Other and Discontinued Operations	$(232)	$126	$(321)	NM	28%
Total Citigroup	$2,168	$2,697	$101	(20)%	NM
Income (Loss) Available to Common Shareholders	2,149	2,672	(3,242)	(20)%	NM
Diluted EPS from Continuing Operations	$0.08	$0.09	$(0.23)	(11)%	NM
Diluted EPS from Net Income (Loss)	$0.07	$0.09	$(0.27)	(22)%	NM

Citigroup net income was $2.2 billion, down $529 million, or 20%, from the prior quarter.

Citicorp net income of $3.5 billion was $242 million, or 6%, lower than the prior quarter, primarily driven by higher credit costs in Securities and Banking.

•                  Regional Consumer Banking net income of $1.2 billion was up $59 million, or 5%, sequentially, mainly driven by lower credit costs and higher revenues in both North America and Latin America.

•                  Securities and Banking net income of $1.4 billion was down $292 million, or 17%, from the prior quarter, driven by North America and Asia.  The net income decline in North America was mainly due to higher credit costs related to a restructuring of a specific corporate credit.

•                  Transaction Services net income of $920 million was down $9 million, or 1%, sequentially, mainly due to higher expenses, reflecting continued investment spending.

NET INCOME (continued)

Citi Holdings net loss of $1.1 billion was $71 million, or 6%, less than the net loss of $1.2 billion in the prior quarter, as continued improvement in credit costs and expenses more than offset the decline in revenues.

Corporate/Other net income of $91 million, was down $38 million, or 29%, primarily reflecting Corporate Treasury activity, including hedging.

Discontinued operations net loss of $323 million compared to a net loss of $3 million in the prior quarter, and primarily reflected the loss on the previously-announced sale of SLC.

BALANCE SHEET

•                  Citigroup assets were $1.98 trillion at quarter-end, up 2% sequentially.

•                  Citi Holdings assets declined $44 billion sequentially, or 9%, to $421 billion and were down $406 billion, or 49%, from the first quarter 2008.  Citi Holdings assets comprised 21% of total Citigroup assets at the end of the third quarter 2010, down from 38% in the first quarter of 2008. Expressed on a pro forma basis for the previously-announced sale of SLC, Citi Holdings assets would have declined $75 billion, or 16%, from the prior quarter to $390 billion, and would have comprised 20% of total Citigroup assets at the end of the third quarter 2010.

•                  Citigroup deposits were $850 billion, up 4% sequentially, driven by growth in international deposits.

•                  Citigroup’s net interest margin was 3.07%, down from 3.15% in the second quarter 2010, mainly reflecting lower investment yields as the liquidity position is maintained.

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/fin.  Dial-in numbers for the conference call are as follows: (877) 700-4194 in the U.S.; (706) 679-8401 outside of the U.S.  The conference code for both numbers is 10403840.

Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both the earnings release and the Third Quarter 2010 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com or www.citi.com.

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the U.S. Securities and Exchange Commission.

Contacts:

Press:	Jon Diat:	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Shannon Bell:	(212) 793-6206	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091

CITIGROUP INCOME STATEMENT

(in millions of dollars, except per share amounts)	3Q’10	2Q’10	3Q’09
Managed Revenues(a)	$20,738	$22,071	$23,142
Managed Net Credit Losses(a)	$7,659	$7,962	$10,982
Provision for credit losses and for benefits/claims including managed NCL(a)	$5,919	$6,665	$12,108

Revenues
Net interest revenue	13,246	14,039	11,998
Non-interest revenue	7,492	8,032	8,392
Total revenues, net of interest expense	$20,738	$22,071	$20,390

Provisions for credit losses and for benefits and claims
Net Credit Losses	7,659	7,962	7,969
Net build (release)	(1,993)	(1,439)	802
Provision for loan losses	5,666	6,523	8,771
Policyholder benefits and claims	227	213	324
Provision for unfunded lending commitments	26	(71)	—
Total provisions for credit losses and for benefits and claims	$5,919	$6,665	$9,095
Operating Expenses	$11,520	$11,866	$11,824
Income (loss) from continuing operations before taxes	$3,299	$3,540	$(529)
Provision (benefit) for income taxes	698	812	(1,122)
Income from continuing operations	$2,601	$2,728	$593
Net income (loss) from discontinued operations	(374)	(3)	(418)
Net income attributable to non-controlling interests	59	28	74
Citigroup Net Income	$2,168	$2,697	$101

Tier 1 Capital Ratio	12.5%	11.99%	12.76%
Tier 1 Common Ratio	10.3%	9.71%	9.12%
Return on Common Equity	5.4%	7.0%	(12.2)%
Book Value per Share	$5.60	$5.33	$6.15
Tangible Book Value per Share	$4.44	$4.19	$4.47

GAAP Revenues	$20,738	$22,071	$20,390
Net impact of credit card securitization activity	—	—	2,752
Managed Revenues	$20,738	$22,071	$23,142
GAAP Net Credit Losses	$7,659	$7,962	$7,969
Net impact of credit card securitization activity	—	—	3,013
Managed Net Credit Losses	$7,659	$7,962	$10,982
Total provisions for credit losses and for benefits and claims	$5,919	$6,665	$9,095
Net impact of credit card securitization activity	—	—	3,013
Provision for credit losses and for benefits/claims including managed NCL	$5,919	$6,665	$12,108

(a) Presented on a managed basis. See footnote 4 above.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	3Q’10	2Q’10	3Q’09(a)	3Q’10	2Q’10	3Q’09
North America
Regional Consumer Banking	3,740	3,693	3,817	147	62	206
Securities and Banking	2,203	2,627	1,301	456	839	7
Transaction Services	620	636	643	131	166	152
Total North America	$6,563	$6,956	$5,761	$734	$1,067	$365

EMEA
Regional Consumer Banking	349	376	415	22	50	(23)
Securities and Banking	1,733	1,762	2,202	505	355	550
Transaction Services	835	848	845	305	318	308
Total EMEA	$2,917	$2,986	$3,462	$832	$723	$835

Latin America
Regional Consumer Banking	2,233	2,118	1,971	558	491	77
Securities and Banking	639	558	705	266	197	219
Transaction Services	384	356	337	171	153	148
Total Latin America	$3,256	$3,032	$3,013	$995	$841	$444

Asia
Regional Consumer Banking	1,839	1,845	1,717	505	574	444
Securities and Banking	1,018	1,008	683	180	294	71
Transaction Services	696	662	632	318	297	331
Total Asia	$3,553	$3,515	$3,032	$1,003	$1,165	$846
Citicorp	$16,289	$16,489	$15,268	$3,564	$3,796	$2,490
Citi Holdings	$3,853	$4,919	$7,202	$(1,054)	$(1,197)	$(1,994)
Corporate / Other	$596	$663	$672	$91	$129	$97
Citigroup	$20,738	$22,071	$23,142	$2,601	$2,728	$593

(a) Presented on a managed basis. See footnote 4 above.

APPENDIX A

CITICORP – SECURITIES AND BANKING CVA

(In millions of dollars)	3Q’10	2Q’10	3Q’09
CVA on Citi Liabilities at Fair Value Option	$(230)	$447	$(955)
Derivatives CVA (1)	329	(193)	(803)
Total CVA	$99	$255	$(1,758)

(1) Net of hedges. Includes Private Bank.

CITI HOLDINGS – SPECIAL ASSET POOL NET REVENUE MARKS

(In millions of dollars)	3Q’10	2Q’10	3Q’09
Mark-to-market on sub-prime related direct exposures (1)	$160	$1,046	$1,967
Monoline Credit Value Adjustment (CVA)	61	35	(61)
Mark-to-market on highly leveraged finance commitments (2)	—	—	(24)
Mark-to-market on Alt-A mortgages (3)	(6)	(163)	(196)
Mark to market on ARS (4)	109	(8)	—
Mark-to-market on CRE (3)	(123)	(174)	(485)
MTM on SIVs	(4)	(123)	(40)
CVA on Citi Liabilities at Fair Value Option	(3)	8	(64)
Derivatives CVA(5)	19	(54)	(61)
PE & Equity Investments	87	31	(21)
Total Revenue Marks	300	599	1,015
Non-credit Accretion (6)	267	383	502
Net Revenue Marks	$567	$982	$1,517

(1) Net of impact from hedges against direct subprime ABS CDO super senior positions. (2) Net of underwriting fees. (3) Net of hedges. (4) Excludes a $6 million gain in 3Q’09, write-downs of $2 million in 2Q’10, and a $23 million gain in 3Q’10 arising from the ARS buybacks. (5) CVA net of hedges. (6) Booked in the net interest revenue line.

Totals may not sum due to rounding.

APPENDIX B

NON-GAAP FINANCIAL MEASURES

Preliminary
(millions of dollars, except ratios)	Sept. 30, 2010

Citigroup’s Total Stockholders’ Equity	$162,913
Less: Preferred Stock	312
Common Stockholders’ Equity	162,601
Less:
Goodwill	25,797
Intangible Assets (other than Mortgage Servicing Rights)	7,705
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	59
Tangible Common Equity (TCE)	$129,040

Common Shares Outstanding at Quarter-end	29,049.6

Tangible Book Value Per Share	$4.44
(Tangible Common Equity / Common Shares Outstanding)